Exhibit 99.1

Wabtec Affirms 2008 Guidance;

Issues 2009 EPS Guidance of $2.45-$2.75

WILMERDING, PA, January 23, 2009 – Wabtec Corporation (NYSE: WAB) today affirmed its 2008 guidance for revenue growth of 13-15 percent and earnings per diluted share of $2.66-$2.70. The company plans to report 2008 results on Feb. 24 before the market opens and has scheduled a conference call with analysts and investors at 10 a.m. the same day. To listen to the call via webcast, please go to www.wabtec.com and click on the “Investor Relations” and “Webcasts” tabs of the site. An audio replay will also be available by calling 412-317-0088 (passcode: 466#).

Also today, Wabtec issued 2009 earnings per diluted share guidance of $2.45-$2.75, with revenues expected to be flat to slightly down. Wabtec had not previously issued 2009 guidance.

“We will finish 2008 as expected, capping another year of strong earnings growth,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “Through our strategic planning efforts in recent years, we have succeeded in developing a more diverse business model, and our strong balance sheet gives us the ability to continue to invest in growth opportunities. In 2009 we expect that revenues from recent acquisitions, a good transit market and other growth initiatives will be offset by a decline in the U.S. railcar build, changes in foreign currency exchange rates, lower materials surcharges and current economic conditions around the world.

“As we work hard to achieve our goals this year, we will remain focused on executing our long-term growth strategies and using the Wabtec Performance System to increase quality and efficiency, and to reduce costs. With our strong balance sheet and diversified business model, we are optimistic about Wabtec’s long-term growth opportunities around the world.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. Wabtec has facilities located throughout the world.

This press release contains forward-looking statements, including comments regarding the company’s earnings expectations for 2008, 2009 and beyond. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that would cause or contribute to these material differences include, but are not limited to, a further slowdown in the worldwide economy; a continued decrease in North American freight rail traffic; fluctuations in foreign currency exchange rates; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.